Exhibit 99.1

Zynga Closes Acquisition of Istanbul-Based Rollic, a Leader in the Fast-Growing Hyper-Casual Games Business

●	Entry into One of the Largest and Fastest Growing Mobile Game Categories
●	Expands and Diversifies Zynga’s Advertising Business
●	Adds a Highly Talented Team and Extensive Network of External Developers

SAN FRANCISCO -- October 2, 2020 -- Zynga Inc. (Nasdaq: ZNGA), a global leader in interactive entertainment, and Rollic, an Istanbul-based mobile games developer and publisher with an exciting portfolio of popular hyper-casual games that have been downloaded more than 365 million times, announced today that the companies have closed the transaction under which Zynga acquired 80% of Rollic for a total purchase price, including working capital adjustments, of approximately $180 million in cash. Over the next three years, Zynga will acquire the remaining 20% in equal installments at valuations based on specific topline and profitability goals.

The Rollic acquisition marks Zynga’s entrance into the fast-growing hyper-casual market and brings a highly talented team with a substantial network of external developers to Zynga. Rollic also meaningfully increases Zynga’s audience while growing its advertising business. Rollic will continue to be led by founder and Chief Executive Officer Burak Vardal and its current management team. Additionally, the company plans to maintain its headquarters in Istanbul, Turkey.

“We’re thrilled to welcome Rollic and its incredibly talented team, along with its extensive network of developers, to Zynga,” said Frank Gibeau, Chief Executive Officer of Zynga. “Rollic brings Zynga into the world of hyper-casual, which is one of the most exciting and fastest growing mobile gaming categories. Rollic’s large and diversified audience base will also be valuable for Zynga as the mobile games and advertising landscape continues to grow.”

"We are memorably excited to be joining Zynga, a perfect home for Rollic’s culture and core values,” said Burak Vardal, founder and Chief Executive Officer of Rollic. "In this new chapter, Zynga and Rollic will bring together a massive production power filled with creativity, quality and extremely talented teams. We’re devoted to reflect the potential energy of this joining by creating the next generation of mobile gaming."

Founded in December 2018 by Burak Vardal, Deniz Basaran and Mehmet Can Yavuz, Rollic is a hyper-casual publisher and game developer based in Istanbul, Turkey. Eight of Rollic’s games have reached #1 or #2 top free downloaded games in the U.S. App Store, and their latest releases, Go Knots 3D and Tangle Master 3D, were the top two most downloaded games in the U.S. App Store in Q2 2020.

The close of this acquisition is effective as of October 1, 2020. Zynga expects to update its full year 2020 guidance when reporting Q3 2020 financial results.

Editor’s note:

Key art and assets available for use at the following link:

https://www.dropbox.com/sh/mpjq5uayxvavjfu/AAC06swtg_3lwFJAwNddRz4Ra?dl=0

About Zynga Inc.

Zynga is a global leader in interactive entertainment with a mission to connect the world through games. To date, more than one billion people have played Zynga’s franchises including CSR RacingTM, Empires & PuzzlesTM, Merge Dragons!TM, Merge Magic!TM, Toon Blast™, Toy Blast™, Words With FriendsTM and Zynga PokerTM. Zynga’s games are available in more than 150 countries and are playable across social platforms and mobile devices worldwide. Founded in 2007, the company is headquartered in San Francisco with locations in the U.S., Canada, the U.K., Ireland, India, Turkey and Finland. For more information, visit www.zynga.com or follow Zynga on Twitter, Instagram, Facebook or the Zynga blog.

About Rollic

Founded in December 2018, Rollic is an Istanbul-based game developer and publisher, focused on free-to-play hyper-casual games for iOS and Android. Games released by Rollic include Go Knots 3D, Flipper Dunk, Onnect – Pair Matching Puzzle, Pixel Shot 3D, Picker 3D, Repair Master 3D, Tangle Master 3D, Water Shooty and Wheel Smash. Rollic is committed to producing massively appealing global titles while building a thriving developer ecosystem in the gaming industry. Rollic was acquired by Zynga, a global leader in interactive entertainment, in 2020. For more information, visit www.rollicgames.com or follow Rollic on Facebook, LinkedIn, Instagram, Twitter or the Rollic blog.

Forward-Looking Statements

This press release contains forward-looking statements, including those statements relating to, among other things: our ability to achieve the intended benefits of acquiring Rollic Oyun Yazılım ve Pazarlama Anonim Şirketin (“Rollic”), including expanding our global audience and advertising business, adding to our development pipeline and our overall growth; and our ability to achieve financial projections. Forward-looking statements often include words such as “outlook,” “projected,” “planned,” “intends,” “will,” “anticipate,” “believe,” “target,” “expect,” and statements in the future tense are generally forward-looking. The achievement or success of the matters covered by such forward-looking statements involves significant risks, uncertainties, and assumptions, and our actual results could differ materially from those predicted or implied. Undue reliance should not be placed on such forward-looking statements, which are based on information available to us on the date hereof. We assume no obligation to update such statements. Factors that could cause actual results to differ include satisfaction of transaction closing conditions and our ability to timely close the transaction, effectively integrate Rollic, and achieve the expected benefits of the transaction.  More information about these risks, uncertainties, and assumptions and additional factors that could cause actual results to differ are or will be described in greater detail in our public filings with the Securities and Exchange Commission (the “SEC”), copies of which may be obtained by visiting our Investor Relations website at http://investor.zynga.com or the SEC’s web site at www.sec.gov.

Contacts

Zynga Investor Relations:

Rebecca Lau

Investors@zynga.com

Zynga Press:

Sarah Ross

Sarah@zynga.com